Exhibit 99.1
[T REIT Letterhead]
July 24, 2006
Dear Shareholder,
I am pleased to report the sale of T REIT’s ownership interest in an additional two properties and the approval by the Board of Directors of the third liquidating distribution. The sale of the two properties are summarized as follows:

					T REIT’s Equity
	% Owned	Date	Total Purchase	T REIT’s Equity	Invested	Total Sale	T REIT’s Net
Property Name	By T REIT	Sold	Price	Invested	Per Share	Price	Proceeds
AmberOaks III	75.0%	6/15/2006	$22,965,000	$6,027,000	$1.31	$32,965,000	$12,167,000
Titan Building & Plaza	48.5%	7/21/2006	$9,167,000	$1,636,000	$0.36	$15,300,000	$3,702,000
Total:			$32,132,000	$7,663,000	$1.67	$48,265,000	$15,869,000
On July 18, 2006, the Board of Directors approved a liquidating distribution of $18 million or $3.91 per share, comprised of the proceeds from the property sales listed above and available cash from operations. Accordingly, the current disbursement represents your share of this liquidating distribution. If your distributions are sent to an alternative address, your share of this distribution and the requested destination are reflected in the enclosed statement. Since the approval of the plan of liquidation by the shareholders on July 27, 2005, T REIT has made liquidating distributions totaling $48 million or $10.42 per share.
Liquidating distributions are non-taxable up to the extent of your tax basis. Please consult your tax advisor if you have any questions.
T REIT has interests in two remaining properties to be sold as summarized as below:

				T REIT’s Equity
	% Owned	Total Purchase	T REIT’s Equity	Invested
Property Name	By T REIT	Price	Invested	Per Share
Enclave Parkway	3.3%	$34,500,000	$357,000	$0.08
Congress Center	10.3%	$136,108,000	$4,380,000	$0.95
We will keep you informed about the sale of the remaining properties and any future liquidating distributions. In the proxy approved at the Annual Meeting of Shareholders on July 27, 2005, we estimated cumulative liquidating distributions of approximately $10.10 to $10.70 per share. As of our last quarterly report filed with the Securities and Exchange Commission on May 10, 2006, we estimated cumulative liquidating distributions of approximately $12.18 per share. Including the current distribution, you have now received $10.42 per share in liquidating distributions.
We thank you again for your continued confidence and support.
Sincerely,
Jack R. Maurer
CEO & President
Enclosure